SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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EDELBROCK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENERAL INFORMATION
BUSINESS TO BE TRANSACTED
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER PROPOSALS
SOLICITATION OF PROXIES

2700 California Street
Torrance, California 90503

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 27, 2001

     The Annual Meeting of Shareholders of Edelbrock Corporation, a Delaware corporation (“Edelbrock” or the “Company”), will be held at the Edelbrock Corporation Distribution Facility located at 510 Madrid Avenue, Torrance, California, at 9:30 a.m., Pacific Standard Time, on November 27, 2001 for the following purposes:

(1) To elect eight directors of the Company for the ensuing year.

(2) To approve the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending June 30, 2002.

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on October 22, 2001 has been fixed as the record date for determination of those shareholders entitled to vote at the meeting. Only holders of record of shares of Edelbrock Corporation Common Stock on that date will be entitled to vote.

     A list of the shareholders entitled to vote at the meeting may be examined at the Company’s principal executive offices, which are located at 2700 California Street, Torrance, California, during the ten-day period preceding the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THE PROXY IS REVOCABLE AT ANY TIME. IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

     The Company’s Annual Report for its 2001 fiscal year is being mailed to shareholders and accompanies these proxy materials. The Annual Report contains financial and other information about the Company, but is not incorporated in the Proxy Statement and is not deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

October 25, 2001	Cathleen Edelbrock Vice-President of Advertising/Corporate Secretary

EDELBROCK CORPORATION

2700 California Street
Torrance,California 90503

PROXY STATEMENT
Annual Meeting of Shareholders
November 27, 2001

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Edelbrock Corporation, a Delaware corporation (“Edelbrock” or the “Company”), for use at its Annual Meeting of Shareholders to be held at the Edelbrock Corporation Distribution Facility located at 510 Madrid Avenue, Torrance, California, on Tuesday, November 27, 2001, at 9:30 a.m., and any and all adjournments thereof.

     This Proxy Statement and the related proxy are first being mailed to shareholders commencing on or about October 25, 2001.

     Voting Rights and Vote Required. Shareholders of record on October 22, 2001, the record date, are entitled to vote at the meeting. On September 18, 2001, 5,076,239 shares of Common Stock were outstanding.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding at the close of business on October 22, 2001 will constitute a quorum. Under the Delaware General Corporation Law and the Company’s Certificate of Incorporation, for each share of Common Stock held, each shareholder is entitled to cast one vote in favor of a nominee for each of the eight directorships to be filled. On all other matters each shareholder is entitled to cast one vote for each share of Common Stock held. The nominee for each directorship receiving the highest number of votes cast will be elected whether or not such nominee receives the vote of a majority of the shares represented and entitled to vote at the meeting. Ratification of the appointment of Grant Thornton LLP as independent auditors will require the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the meeting. Abstentions are counted for purposes of determining the number of shares represented and entitled to vote at the meeting. However, abstentions are not counted in determining the number of shares voting “FOR” an item of business and, therefore, have the same effect as a vote “AGAINST” a business item. Broker non-votes are counted for purposes of determining the number of shares represented and entitled to vote at the meeting; however, the shares represented thereby are not voted and do not represent a vote either “FOR” or “AGAINST” an item of business.

     Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the meeting, he or she may vote his or her shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not so revoked, will be voted at the meeting in accordance with the directions specified therein. If no directions are specified, proxies will be voted in favor of each of the proposals and for the nominees for election of directors set forth herein or their respective substitutes and, at the discretion of the proxy holders, on all other matters that may properly come before the Annual Meeting and any adjournment thereof. O. Victor Edelbrock, Jr., Chairman of the Board, President and Chief Executive Officer of the Company, is the trustee of various trusts, which in the aggregate own approximately 51.3% of the outstanding Common Stock. Mr. Edelbrock has advised the Company that such trusts intend to vote for each of the nominees named herein and for the ratification of Grant Thornton LLP as independent auditors. See “Voting Securities and Principal Holders Thereof.”

     Management knows of no business to be brought before the meeting other than the matters described in this Proxy Statement. However, if any other matters of which management is not now aware are properly presented for action, it is the intention of the proxy holders named in the enclosed proxy to vote on such matters in accordance with their discretion pursuant to such proxy.

BUSINESS TO BE TRANSACTED

1. ELECTION OF DIRECTORS.

     Eight directors are to be elected at the Annual Meeting. It is the intention of the proxy holders named in the enclosed proxy to vote such proxies for the eight nominees named below, to hold office until the 2002 Annual Meeting. If it is determined prior to the meeting that any nominee will be unable to serve as a director, the proxy holders reserve the right to substitute a nominee and vote for another person of their choice in the place of any nominee unable so to serve, unless the Board of Directors reduces the size of the Board of Directors prior to the meeting to eliminate the position of any such nominee. O. Victor Edelbrock, as trustee of various trusts, which in the aggregate own approximately 51.3% of the outstanding Common Stock, has informed the Company that such trusts intend to vote for each of the eight nominees named below. See “Voting Securities and Principal Holders Thereof.”

Name	Age	Position

O. Victor Edelbrock	65	Chairman, President and Chief Executive Officer
Jeffrey L. Thompson	48	Executive Vice-President, Chief Operating Officer and Director
Aristedes T. Feles	34	Vice-President of Finance, Chief Financial Officer and Director
Cathleen Edelbrock	41	Vice-President of Advertising, Secretary and Director
Jerry Herbst	63	Director
Dr. Cornelius J. Pings	72	Director
Richard M. Wilbur	65	Director
Timothy D. Pettit	44	Director

     O. Victor Edelbrock has been Chairman, President and Chief Executive Officer of the Company since 1962. Mr. Edelbrock is the husband of Nancy Edelbrock and the father of Cathleen Edelbrock.

     Jeffrey L. Thompson has been the Executive Vice-President/General Manager and Chief Operating Officer of the Company since December 1988. He is also a recently retired member of the board of directors of the Specialty Equipment Market Association (SEMA). Mr. Thompson has been a director of the Company since 1994.

     Aristedes T. Feles has been the Vice-President of Finance and Chief Financial Officer since July 1996 and was previously Controller for the Company since 1992. Prior to 1992, Mr. Feles was employed as a senior accountant at BDO Seidman, LLP (since 1989). Mr. Feles is a Certified Public Accountant and has been a director of the Company since July 1996.

     Cathleen Edelbrock has been Vice-President of Advertising for the Company since 1993 and Secretary since July 1996. Prior to 1993, Ms. Edelbrock was Director of Advertising (since 1987), and has served in various other capacities with the Company (since 1978). Ms. Edelbrock has served as director of the Company since 1994. Ms. Edelbrock is the daughter of O.Victor Edelbrock Jr., and Nancy Edelbrock.

     Jerry Herbst has served as a director of the Company since 1994. Mr. Herbst has owned and served as the Chief Executive Officer of Terrible Herbst, Inc. and Herbst Supply Co., Inc. (gas and autowash service stations) since 1959. Mr. Herbst is also a director of Coast Resorts, Inc. in Las Vegas, Nevada. He has served as a director of Bank of America Nevada (formerly Valley Bank) (since 1977) and a director of Nevada Power Company (since 1990).

     Richard M. Wilbur has served as a director of the Company since 1994. Mr. Wilbur is a retired Certified Public Accountant and is a former Chairman of the Board of Liberty National Bank (since 1982).

     Dr. Cornelius J. Pings has served as a director of the Company since December 2000, replacing the position vacated by the voluntary resignation of Alexander Michalowski. Dr. Pings is president emeritus of the Association of American Universities (AAU). He served as president of AAU from 1993 to 1998 and as provost of the University of Southern California from 1981 to 1993. He has been elected as a fellow of the American Institute of Chemical Engineering and of the American Academy of Arts and Sciences and is the recipient of numerous awards from organizations including the American Society for Engineering Education.

     Timothy D. Pettit has served as a director of the Company since 1998. Mr. Pettit owns and serves as Vice President of Big Sky Distributors, LLC and Big Sky Holdings, LLC. He is a Certified Public Accountant and currently the Managing Partner of Raimondo Pettit Group, and was a former Managing Partner at BDO Seidman, LLP.

     Board Committees and Meetings. The Company has standing Executive, Compensation and Audit Committees. The Board of Directors has no nominating committee.

     The Executive Committee, consisting of Messrs. Edelbrock, Thompson and Feles, has all authority, consistent with the Delaware General Corporation Law, as may be granted to it by the Board. Accordingly, the Executive Committee may have and may exercise all the powers and authority of the Board in the oversight of the management of the business and affairs of the Company, except that the Executive Committee will not have the power (except, to the extent authorized by a resolution of the Board) to amend the Company’s Certificate of Incorporation or Bylaws, to fix the designations, preferences, and other terms of any preferred stock of the Company, adopt an agreement of merger or consolidation, authorize the issuance of stock, declare a dividend or recommend to the shareholders of the Company the sale, lease or exchange of all or substantially all of the Company’s property and assets, a dissolution of the Company or a revocation of such a dissolution.

     The Compensation Committee, consisting of Messrs. Edelbrock, Herbst, Wilbur, Pettit, and Pings, reviews executive salaries and administers the bonuses of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company’s management regarding pension and other benefit plans and compensation policies and practices of the Company. The Company’s 1994 Incentive Equity Plan and 1994 Stock Option Plan for Non-Employee Directors are administered by a committee of the Board of Directors consisting of Messrs. Herbst, Wilbur, Pettit, and Pings. The Compensation Committee held three meetings during fiscal 2001.

     The Audit Committee, consisting of Messrs. Wilbur (chairperson), Herbst, Pettit, and Pings, reviews the professional services to be provided by the Company’s independent auditors. The Audit Committee also reviews the scope of the audit by the Company’s independent auditors, the annual financial statements of the Company, the Company’s system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention. The current members of the Audit Committee are all “independent” as that term is defined in the National Association of Securities Dealers’ listing standards for NASDAQ Stock Market securities. The Audit Committee held three meetings during fiscal 2001.

     Director Nomination Procedures. The Bylaws provide that nominations for election of directors by the shareholders are to be made by the Board or by any shareholder entitled to vote in the election of directors generally. The Bylaws require that shareholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of shareholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Securities and Exchange Commission or furnished to shareholders, by mail, press release or otherwise, more than 75 days prior to the meeting, notice by the shareholders to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Bylaws further require that the notice by the shareholder set forth certain information concerning such shareholder and the shareholder’s nominees, including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company’s stock owned or beneficially owned by such shareholder, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

     The Board of Directors held sixteen meetings during fiscal 2001. Each director attended at least 75% of these meetings.

EXECUTIVE COMPENSATION

     The following table sets forth the names of the persons who were, at the completion of the Company’s most recent fiscal year on June 30, 2001 (i) the Chief Executive Officer of the Company and (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the “Named Officers”). All of the Named Officers received their compensation shown in the following table from the Company for services to the Company and, in certain cases, subsidiary companies of the Company.

Summary Compensation Table

				Long Term
				Compensation
		Annual Compensation		Stock Option
	Fiscal			Awards	All Other
Name and Principal Position	Year	Salary	Bonus	(in shares)	Compensation

O.Victor Edelbrock	2001	$386,484	$305,250	0	58,584	(1)
President and Chief Executive Officer	2000	368,120	315,000	0	58,584	(1)
	1999	350,635	315,000	0	58,705	(1)
Jeffrey L. Thompson	2001	276,942	129,782	0	2,445	(2)
Executive Vice President,	2000	263,794	133,110	0	1,098	(2)
Chief Operating Officer	1999	251,207	126,788	0	1,008	(2)
Ronald L. Webb	2001	232,144	58,836	0	0
Executive Vice-President,	2000	221,124	60,500	0	0
Edelbrock Foundry Corp.	1999	221,080	55,000	0	0
Wayne P. Murray	2001	167,764	42,800	0	0
Vice-President of Manufacturing	2000	159,815	43,900	0	0
	1999	152,188	39,920	0	0
Aristedes T. Feles	2001	130,914	27,000	0	138	(3)
Vice-President of Finance	2000	109,510	25,000	0	0
	1999	98,978	22,500	0	0

(1)	This amount represents premiums paid on three life insurance policies on the life of Mr. Edelbrock.
(2)	This amount represents premiums paid on three life insurance policies on the life of Mr. Thompson.
(3)	This amount represents premiums paid on one life insurance policy on the life of Mr. Feles.

     Option Grants. There were no option grants made during the fiscal year ended June 30, 2001.

     Option Exercises and Fiscal Year-End Values. Shown below is information with respect to unexercised options to purchase Common Stock of the Company granted in fiscal 2001 and prior years to the Named Officers.

			Number of	Value of Unexercised,
			Unexercised	In-the-Money
			Options at	Options at
	Shares	Value	Fiscal Year-End(#)	Fiscal Year-End($)
	Acquired on	Realized	Exercisable/	Exercisable/
Name	Exercise (#)	($)	Unexercisable	Unexercisable

O. Victor Edelbrock	0	0	28,125 / 0	$0 / $0
Jeffrey L. Thompson	0	0	42,500 / 0	$0 / $0
Ronald L. Webb	0	0	27,053 / 0	$0 / $0
Wayne P. Murray	0	0	17,405 / 0	$0 / $0
Aristedes T. Feles	0	0	14,641 / 0	$0 / $0

     Employment Agreements. The Company has entered into an employment agreement with O. Victor Edelbrock for a term expiring on June 30, 2004, pursuant to which he will serve as President and Chief Executive Officer of the Company and President of Edelbrock Foundry Corp. The employment agreement provides for a base salary of $300,000 per year, with annual raises to be determined by the Compensation Committee or Board, and an annual bonus to be determined each year in good faith by the Compensation Committee or Board utilizing such factors as Mr. Edelbrock’s performance and the Company’s and Edelbrock Foundry Corp.’s financial performance. Upon termination of Mr. Edelbrock’s employment during this term of the employment agreement for any reason other than “cause,” death or voluntary termination, the Company will be obligated to make a lump sum severance payment in an amount equal to the then current annual base compensation plus an amount equal to the bonus paid for the year prior to such termination.

     The Company has also entered into similar employment agreements with Messrs. Thompson, Webb, and Feles. Messrs. Thompson and Webb each have a term expiring on June 30, 2004 with Mr. Feles’s term expiring on October 31, 2005. Pursuant to their employment agreements, Messrs. Thompson, Webb, and Feles are entitled to base salaries of $215,000, $200,000, and $130,000, respectively. Messrs. Thompson, Webb, and Feles will also be entitled to annual bonuses to be determined each year at the good faith discretion of the Compensation Committee or Board, utilizing such factors as such employee’s performance and the financial performance of the Company.

     Director Expenses. All non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to, serving on the Board or any Board Committee plus $500 per diem. Employee directors are not compensated.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists of five directors. Currently, the members of the Compensation Committee are Messrs. Herbst, Wilbur, Pettit, Pings, each non-employee directors of the Company, and Mr. Edelbrock, President and Chief Executive Officer of the Company. The Company’s 1994 Incentive Equity Plan and 1994 Stock Option Plan for Non-Employee Directors are administered by a committee consisting of Messrs. Herbst, Wilbur, Pettit, and Pings. None of the executive officers of the Company serves as a director of another corporation in a case where an executive officer of such other corporation serves as a director of the Company.

     Compensation Committee Report on Executive Compensation. The Compensation Committee is comprised of five members (Messrs. Edelbrock, Herbst, Wilbur, Pettit, and Pings). The Compensation Committee is responsible for making recommendations to the Board of Directors regarding employee compensation. A committee of the Board of Directors consisting of Messrs. Herbst, Wilbur, Pettit, and Pings (all of which are members of the Compensation Committee) administers the Company’s 1994 Incentive Equity Plan (“Incentive Plan”) and 1994 Stock Option Plan for Non-Employee Directors (such committee together with the Compensation Committee shall be referred to as the “Committee” for purposes of this Report).

     In exercising its overall responsibility, the Committee’s goal is to closely ally the interests of management and shareholders. The Committee members therefore believe that the short and long-term financial performance of the Company should be a key determinant of executive officer compensation. In addition, the members of the Committee believe that the Company’s ability to attract and retain outstanding executive officers and other senior personnel in a highly competitive environment is extremely important to the future of the Company.

     Executive Compensation Policies. As determined by the Committee, an executive officer’s total compensation package is comprised of three components: (1) base salary, (2) bonuses and (3) stock options.

     The base salary and certain bonus arrangements for the Named Officers, on Page 8 of this document, with the exception of Mr. Wayne P. Murray, are determined by employment agreements entered into between the Company and the respective executives. In considering base salary for executive officers and for purposes of determining annual base salary increases for those Named Officers with whom the Company has an employment agreement, the Committee considers a number of factors including the executive’s level of responsibility, achievements, and present and future value to the Company relative to comparable positions at other companies in the specialty performance aftermarket parts industry.

     In addition to base salary, executive officers are eligible to receive annual bonuses, which may be determined at the discretion of the Compensation Committee of the Board of Directors. In determining bonuses within its discretion, the Board, acting upon the recommendation of the Committee, will consider the overall operating performance of the Company during the period, as well as the position and responsibility of the executive and the executive’s service and contributions to the Company during the year.

     In addition to salary and bonus, executives are also granted stock options including options under the Company’s Incentive Plan. Stock options are intended to assist in encouraging executive officers as well as other key management employees to acquire a proprietary interest in the Company through ownership of its Common Stock. The Company views stock options as yet another method to bring together the interests of management and shareholders on a long-term basis. Strong financial performance by the Company over time can be expected to lead to stock price appreciation, enabling the Company’s executives to participate in such appreciation, should it be realized.

     In considering which employees, including executive officers, who are to receive stock option grants, as well as the number of options to be granted, the Committee considers such employee’s position and responsibility, the service, and accomplishment of such employee, the employee’s present and future value to the Company, as well as the anticipated length of the employee’s future value to the Company.

     Additional information concerning the salary, bonus and stock option grants for the Company’s executive officers can be found in the tables appearing elsewhere in this Proxy Statement under the caption “Executive Compensation.”

     Compensation of Chief Executive Officer. The existing compensation arrangements for the CEO are largely determined by an Employment Agreement entered into between Mr. Edelbrock and the Company. This agreement, which runs to June 30, 2004, provides for a base salary of $300,000 per year, with annual raises to be determined by the Committee or Board, and an annual bonus to be determined each year in good faith by the Committee or Board utilizing such factors as Mr. Edelbrock’s performance and the Company’s financial performance. For fiscal 2001, Mr. Edelbrock’s base salary was equal to $386,484. The Committee determined to award Mr. Edelbrock with a bonus equal to $305,250 for fiscal year 2001 based upon Mr. Edelbrock’s performance as CEO for the year.

O. Victor Edelbrock, Chairperson Jerry Herbst Richard M. Wilbur Dr. Cornelius J. Pings Timothy D. Pettit

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including internal control systems. The Audit Committee has reviewed and discussed with management the audited financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Committee discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). In addition, the Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1; Independence Discussions with Audit Committees), and has discussed with the independent accountant the independent accountant’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2001, for filing with the Securities and Exchange Commission.

Audit Committee

Richard M. Wilbur, Chairperson Dr. Cornelius J. Pings Timothy D. Pettit Jerry Herbst

     Audit and Other Fees. During the year ended June 30, 2001, the Company paid the Company’s independent auditors, Grant Thornton LLP, $84,500 for professional services rendered for the audit of the financial statements included in the Company’s Annual Report on Form 10-K and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. During the same year, the Company paid Grant Thornton LLP $29,100 for non-audit services. Non-audit services consisted primarily of certain due diligence assistance related to the Company’s acquisition of Russell Performance.

     Audit Committee Charter. On August 2, 2000, the Company’s Board of Directors adopted a charter for the Audit Committee of the Board. A full text of the Audit Committee Charter as so adopted is attached hereto as Appendix A.

     Performance Graph. The below graph compares the five-year cumulative total return for Edelbrock common stock with the comparable cumulative return of two indexes. Since Edelbrock is a company within the NASDAQ National Market System, rules adopted by the Securities and Exchange Commission (the “Commission”) require that the Company include in this Proxy Statement a line-graph presentation comparing cumulative shareholder returns on an indexed basis with the NASDAQ National Market System and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has chosen to use the Dow Jones U.S. Other Auto Parts Index.

	06/30/96	06/30/97	06/30/98	06/30/99	06/30/00	06/30/01

Edelbrock Corporation	$100.00	$122.86	$100.71	$84.29	$57.73	$63.66
NASDAQ Composite Index	$100.00	$125.82	$166.90	$234.30	$341.87	$188.82
Dow Jones US Other Auto Parts Index	$100.00	$121.45	$141.65	$137.81	$101.54	$123.16

The graph above assumes $100 invested on June 30, 1996 in Edelbrock common stock and $100 invested at the same time in each of the above indexes. The comparison assumes that all dividends are reinvested.

     Voting Securities and Principal Holders Thereof. The following table sets forth certain information known to the Company, with respect to beneficial ownership (1) of the Company’s Common Stock as of September 18, 2001, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the Named Officers and (iv) all directors and officers of the Company. Except as listed below, based on information furnished by such owners, each person has sole investment and voting power with respect to such shares unless otherwise noted, subject to community property laws where applicable. The address of each of the 5% Shareholders named below is the Company’s principal executive office unless otherwise noted.

	Shares Beneficially
	Owned (1)

5% Shareholders	Number	Percent

O. Victor Edelbrock, Jr. (2)	2,604,167	51.3%
Nancy Edelbrock (3)	2,604,167	51.3
Vic and Nancy Edelbrock Inter Vivos Trust, dated December 19, 1995 (4)	771,625	15.2
Edelbrock Corporation 401(k) Plan (5)	714,190	14.1
Wayne P. Murray (6)	714,190	14.1
Christina Lee Edelbrock (7)	773,325	15.2
Timothy D. Pettit (8)	714,190	14.1
Vic Edelbrock, Sr. Will Marital Deduction Fund (9)	801,500	15.8
Vic Edelbrock, Sr. Will Residuary Fund (10)	562,500	11.1
Dimensional Fund Advisors (15)	361,200	7.1
Dalton, Greiner, Hartman, Maher & Co. (16)	350,700	6.2
Benson Associates, LLC (17)	263,680	5.2
Directors other than Mr. Edelbrock and Mr. Pettit
Cathleen Edelbrock (11)	65,241	1.3
Aristedes T. Feles (12)	30	*
Jerry Herbst	1,000	*
Jeffrey L. Thompson (13)	20,752	0.4
Richard M. Wilbur	2,300	*
Named Officers Other Than Directors
Ronald L. Webb	1,000	*
All Directors and Officers as a group (13 persons) (2)(3)(6)(11)(12)(13)(14)	3,168,115	62.4

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(2)	Includes 771,625 shares owned by the Vic and Nancy Edelbrock Inter Vivos Trust, 160,042 shares attributable to Mr. Edelbrock’s beneficial interest in the Edelbrock Corp. 401(k) Retirement Plan (“401(k) Plan”)1, 801,500 shares owned by the Vic Edelbrock, Sr. Will Marital Deduction Fund, 562,500 shares owned by the Vic Edelbrock, Sr. Will Residuary Fund, 51,420 shares owned by the Sean Michael Robb Trust, 51,410 shares owned by the Alexander Edelbrock Wilson Trust, 51,420 shares owned by the Courtney Isom Trust, 51,410 shares owned by the Carey Edelbrock Robb Trust, 51,420 shares owned by the Cathleen Edelbrock Trust and 51,410 shares owned by the Christina Edelbrock Wilson Trust. Mr. Edelbrock is the trustee of the above trusts. Mr. Edelbrock disclaims beneficial ownership of such shares owned by the Vic Edelbrock, Sr. Will Marital Deduction Fund, the Sean Michael Robb Trust, the Alexander Edelbrock Wilson Trust, the Courtney Isom Trust, the Carey Edelbrock Robb Trust, the Cathleen Edelbrock Trust and the Christina Edelbrock Wilson Trust.
(3)	Includes 771,625 shares owned by the Vic and Nancy Edelbrock Inter Vivos Trust. Also includes 2,604,167 shares owned by other trusts of which Ms. Edelbrock’s spouse, O. Victor Edelbrock, Jr., is trustee (see note 2). Ms. Edelbrock disclaims beneficial ownership of such shares.
(4)	O. Victor Edelbrock, Jr. and Nancy Edelbrock are trustees of, and beneficiaries under, such trust.
(5)	Wayne P. Murray, Christina Lee Edelbrock and Tim Pettit are trustees of the 401(k) Plan. The trustees disclaim beneficial ownership of such shares held by the 401(k) Plan except to the extent of 41,536 and 4,925 shares attributable to Mr. Murray’s and Ms. Edelbrock’s respective beneficial interests in the 401(k) Plan.
(6)	Includes 714,190 shares held by the 401(k) Plan of which Mr. Murray is a trustee. Mr. Murray disclaims beneficial ownership of such shares except to the extent of 41,736 shares of which 41,536 shares are attributable to Mr. Murray’s beneficial interest in the 401(k) Plan.
(7)	Includes 714,190 shares held by the 401(k) Plan of which Ms. Edelbrock is a trustee. Ms. Edelbrock disclaims beneficial ownership of such shares except to the extent of 59,135 shares, of which 4,925 shares are attributable to Ms. Edelbrock’s beneficial interest in the 401(k) Plan and 51,410 shares, which are attributable to Ms. Edelbrock’s interest in the Christina Edelbrock Wilson Trust.
(8)	Includes 714,190 shares held by the 401(k) Plan of which Mr. Pettit is a trustee. Mr. Pettit, who is a member of the Board of Directors and not an employee of the Company, disclaims beneficial ownership of such shares.
(9)	O. Victor Edelbrock, Jr. is trustee of the trust. He disclaims beneficial ownership to such shares.
(10)	O. Victor Edelbrock, Jr. is trustee of such trust.
(11)	Includes 10,021 shares attributable to Ms. Edelbrock’s interest in the 401(k) Plan and 51,420 shares attributable to Ms. Edelbrock’s interest in the Cathleen Edelbrock Trust.

(12)	Includes 30 shares attributable to Mr. Feles’ beneficial interest in the 401(k) Plan.
(13)	Includes 20,252 shares attributable to Mr. Thompson’s beneficial interest in the 401(k) Plan.
(14)	Includes 231,887 shares attributable to the directors’ and officers’ beneficial interests in the 401(k) Plan.
(15)	Information on shares is as of December 31, 2000 which was obtained from the Schedule 13G filed on behalf of Dimensional Fund Advisors Inc. (“Dimensional”) on February 2, 2001. The 13G states that Dimensional serves as investment manager in certain funds and, in such role, possesses sole voting and dispositive power over the 361,200 shares owned by such funds. Dimensional disclaims beneficial ownership of such shares. Its principal office is located at 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401.
(16)	Information on shares is as of December 31, 2000 which was obtained from the Schedule 13G filed on behalf of Dalton, Greiner, Hartman, Maher & Co. on February 5, 2001. The 13G states that Dalton, Greiner, Hartman, Maher & Co. has sole voting and dispositive power over such shares. Its principal office is located at 565 Fifth Avenue, Suite 2101, New York, New York 10017.
(17)	Information on shares is as of December 31, 2000 which was obtained from the Schedule 13G/A filed on behalf of Benson Associates, LLC on February 9, 2001. The 13G/A states that Benson Associates, LLC has sole voting and dispositive power over such shares. Its principal office is located at 111 S.W. Fifth Avenue, Suite 2130, Portland, Oregon 97204.

1 — During fiscal year June 30, 2001, the Company combined the Edelbrock Corporation Employee Stock Ownership Plan (“ESOP”) into the Company’s existing 401(k) Retirement Plan.

2. SELECTION OF AUDITORS

     The Board of Directors has appointed an Audit Committee, whose members and functions are described above under “Board Committees and Meetings.” Upon recommendation of the Audit Committee, the Board of Directors has appointed the firm of Grant Thornton LLP as auditors for the current fiscal year. Grant Thornton LLP has served as auditors of the Company since fiscal year 1999. A proposal that the appointment of Grant Thornton LLP be ratified will be submitted to Shareholders at the meeting, and the Board of Directors recommends ratification of the appointment. O. Victor Edelbrock, as trustee of various trusts which in the aggregate own approximately 51.3% of the outstanding Common Stock, has informed the Company that such trusts intend to vote for ratification of the appointment of Grant Thornton LLP.

     The Audit Committee of the Company’s Board of Directors has approved a policy which states that the Company’s principal independent accountants may be engaged to perform any service normally provided by accounting firms to publicly held clients, provided that management is satisfied that the independence requirements of the American Institute of Certified Public Accountants and the Securities and Exchange Commission have been met. The Audit Committee, after reviewing compliance with this policy, has approved all services rendered.

     Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Grant Thornton LLP.

SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the Company’s next Annual Meeting of Shareholders must be received by the Company at its principal executive offices on or before June 14, 2002 to be included in the Company’s proxy statement and form of proxy relating to that meeting.

     Appropriate proposals of shareholders intended to be presented at the Company’s 2002 Annual Meeting without inclusion in the proxy statement must be received by the Company by August 28, 2002. If the date of the next Annual Meeting is advanced or delayed by more than 30 calendar days from the date of the Annual Meeting to which this proxy statement relates, the Company shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from its shareholders on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

By Order of the Board of Directors

Cathleen Edelbrock Vice-President of Advertising/Corporate Secretary

October 25, 2001

APPENDIX A

AUDIT COMMITTEE CHARTER OF
EDELBROCK CORPORATION
A Delaware Corporation

Membership

     The audit committee will be composed of not less than three members of the board. They will be selected by the board, taking into account prior experience in matters to be considered by the committee, probable availability at times required for consideration of such matters, and their individual independence and objectivity.

     The committee’s membership will meet the requirements of the audit committee policy of the Nasdaq Stock Market. Accordingly, all of the members will be directors independent of management and free from relationships that, in the opinion of the board of directors, would interfere with the exercise of independent judgment as a committee member.

     No officers or employees of the company or its subsidiaries will serve on the committee. A former officer of the company or any of its subsidiaries may serve on the committee (even though the former officer may be receiving pension or deferred compensation payments from the company) if, in the opinion of the board of directors, the former officer will exercise independent judgment and will significantly assist the committee to function. However, a majority of the committee will be directors who were not formerly officers of the company or any of its subsidiaries.

     When considering relationships that might affect independence, including possible affiliate status, the board of directors will give appropriate consideration, in addition to its audit committee policy, to guidelines issued by the Nasdaq Stock Market, which were provided to assist boards of directors in observing the spirit of the Nasdaq Stock Market policy.

Actions of the Committee

The committee’s activities will include the following actions:

•	Oversight of the financial statements and relations with the independent auditors

•	Instruct the independent auditors that the board of directors is the client in its capacity as the shareholders’ representative

•	Expect the independent auditors to meet with the board of directors at least annually so the board has a basis on which to recommend the independent auditors’ appointment to the shareholders or to ratify its selection of the independent auditors

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Review on an annual basis, and discuss with the independent auditors, all significant relationships the independent auditors have with the company that could impair the auditors’ independence. This review should include, without limitation, the following:

•	Receiving a formal written statement from the independent auditor delineating all relationships between the auditor and the company, consistent with Independence Standards Board Statement No. 1.

•	Actively engaging in a dialog with the independent auditor with respect to any disclosed relationships or services that may have an impact on the objectivity and independence of the independent auditor.

Expect financial management and the independent auditors to analyze significant financial report issues and practices on a timely basis

Expect financial management and the independent auditors to discuss with the audit committee:

•	qualitative judgments about whether current or proposed accounting principles and disclosures are appropriate, not just acceptable

•	aggressiveness or conservatism of accounting principles and financial estimates

Expect the independent auditors to provide the audit committee with:

•	independent judgments about the appropriateness of the company’s current or proposed accounting principles and whether current or proposed financial disclosures are clear

•	views on whether the accounting principles chosen by management are conservative, moderate, or aggressive as they relate to income, asset, and liability recognition, and whether these accounting principles are commonly used

•	reasons why accounting principles and disclosure practices used for new transactions or events are appropriate

•	reasons for accepting or questioning significant estimates made by management

•	views on how selected accounting principles and disclosure practices affect shareholder and public attitudes about the company.

Actions taken on the board’s behalf that require board notification but not board approval:

•	Review and approve the scope of the company’s audit and that of its subsidiaries as recommended by the independent auditors and the president

•	Review and approve the scope of the company’s annual profit and pension trust audits

•	Answer questions raised by shareholders during an annual shareholders’ meeting on matters relating to the committee’s activities if asked to do so by the board of directors’ chairperson

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•	Ask the president to have the internal audit staff study a particular area of interest or concern to the audit committee.

Matters requiring the committee’s review and study before making a recommendation for the board of directors’ action:

•	Appointment of the independent auditors

•	Implementation of major accounting policy changes

•	SEC registration statements to be signed by the board of directors

•	The auditors’ reports and financial statements prior to publication in the annual report

Matters requiring the committee’s review and study before providing summary information to the board of directors:

•	Accounting policy changes proposed or adopted by organizations such as the Financial Accounting Standards Board (FASB), the Securities and Exchange Commission (SEC), and the American Institute of Certified Public Accountants (AICPA), or by comparable bodies outside the U.S.

•	The independent auditors’ assessment of the strengths and weaknesses of the company’s financial staff, systems, controls, and other factors that might be relevant to the integrity of the financial statements

•	Quarterly financial statement review before publication

•	Administration of the company’s “conflict of interest” policy

•	The performance of management and operating personnel under the company’s code of ethics

•	Gaps and exposures in insurance programs

•	Reports about the company or its subsidiaries submitted by agencies of governments in countries in which the company or its subsidiaries operate

•	Periodic SEC filings and the adequacy of programs and procedures to assure compliance with SEC regulations and regulations of the Nasdaq Stock Market.

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